Exhibit 99.1

Easton-Bell Sports, Inc. Reports 2009 Second Quarter Financial Results and Announces Earnings Call

VAN NUYS, Calif.--(BUSINESS WIRE)--August 18, 2009--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories under authentic brands, will discuss its financial results for the fiscal quarter ended July 4, 2009 on a conference call to be held on Tuesday, August 18, 2009, beginning at 4:00 p.m. Eastern Daylight Time.

Results for the Fiscal Quarter Ended July 4, 2009

The Company had net sales of $187.3 million for the second quarter of fiscal 2009, a decrease of 15.2% as compared to $220.8 million of net sales for the second quarter of fiscal 2008, or a 12.6% decline on a constant currency basis. The Company had net sales of $372.1 million for the first half of fiscal 2009, a decrease of 7.6 % as compared to $402.9 million of net sales for the first half of fiscal 2008, or a 4.9% decline on a constant currency basis.

Team Sports net sales decreased $31.5 million, or 23.8% for the second quarter of fiscal 2009, as compared to the second quarter of fiscal 2008. The decrease in Team Sports net sales during the quarter was due to the decline in sales of baseball and softball bats, football equipment and the negative impact that the currency fluctuations had on sales of hockey equipment in Canada and Europe.

Action Sports net sales decreased $2.0 million, or 2.3% for the second quarter of fiscal 2009, as compared to the second quarter of fiscal 2008. The decrease in Action Sports net sales related to lower sales of OEM cycling components and powersports helmets, partially offset by increased sales of snow sports helmets and cycling apparel.

As of July 4, 2009, the Company was not in compliance with the leverage ratio test as set forth in its senior secured credit facility. However, the non−compliance was cured on August 14, 2009 as provided for in the credit facility through the exercise of a cure right with a cash equity infusion of $12.9 million by existing investors and members of management. As a result of the equity infusion, the Company is currently in compliance with all of its debt covenants.

The Company’s Adjusted EBITDA, exclusive of the $12.9 million equity cure was $24.0 million for the second quarter of fiscal 2009, a decrease of $16.3 million, or 40.4% as compared to $40.3 million of Adjusted EBITDA in the second quarter of fiscal 2008.

“Our results for the quarter reflect the challenging retail environment, consumers cutting back spending and municipalities selectively reducing purchases. We benefited during the quarter from our ongoing focus on cash management, including lowering inventories, which allowed us to reduce our net debt year over year,” said Paul Harrington, Easton Bell Sports, Inc. President and Chief Executive Officer. “The planned cash equity infusion by our shareholders is an important endorsement of our long-term growth potential and strength of our brand portfolio.”

The Company’s net income for the second quarter of fiscal 2009 was $3.9 million, as compared to $15.5 million of net income for the second quarter of fiscal 2008. (A detailed reconciliation of net income to Adjusted EBITDA is included in the section entitled “Reconciliation of Non-GAAP Financial Measures”, which appears at the end of this press release).

Balance Sheet Items

Net debt totaled $402.6 million (total debt of $455.1 million less cash of $52.5 million) as of July 4, 2009, a decrease of $37.7 million over such amount at June 28, 2008. The decrease in net debt versus this time last year is due to an increase in cash of $24.3 million and a decrease in debt and capital lease obligations of $13.3 million. Working capital as of July 4, 2009 was $311.8 million, as compared to $298.3 million as of June 28, 2008.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories under authentic brands. The Company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has twenty-nine facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	July 4, 2009	January 3, 2009
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$52,453	$41,301
Accounts receivable, net	226,908	213,561
Inventories, net	139,990	147,163
Prepaid expenses	4,426	8,183
Deferred taxes	9,128	9,128
Other current assets	8,263	7,605
Total current assets	441,168	426,941
Property, plant and equipment, net	46,747	45,874
Deferred financing fees, net	10,266	12,055
Intangible assets, net	297,115	303,818
Goodwill	203,541	203,456
Other assets	1,327	5,501
Total assets	$1,000,164	$997,645

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Current portion of long-term debt	$3,350	$12,405
Current portion of capital lease obligations	21	22
Accounts payable	78,490	81,245
Accrued expenses	47,527	50,397
Total current liabilities	129,388	144,069
Long-term debt, less current portion	451,650	443,383
Capital lease obligations, less current portion	112	123
Deferred taxes	41,185	39,794
Other noncurrent liabilities	22,115	23,252
Total liabilities	644,450	650,621
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at July 4, 2009 and January 3, 2009	—	—
Additional paid-in capital	343,051	341,197
Retained earnings	16,239	11,373
Accumulated other comprehensive loss	(3,576)	(5,546)
Total stockholder’s equity	355,714	347,024
Total liabilities and stockholder’s equity	$1,000,164	$997,645

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended July 4, 2009.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Net sales	$187,295	$220,810	$372,146	$402,949
Cost of sales	126,889	139,398	251,565	260,517
Gross profit	60,406	81,412	120,581	142,432
Selling, general and administrative expenses	42,270	46,004	89,165	89,639
Restructuring and other infrequent expenses	—	317	—	492
Amortization of intangibles	3,351	3,352	6,703	6,704
Income from operations	14,785	31,739	24,713	45,597
Interest expense, net	7,726	2,370	16,053	12,167
Income before income taxes	7,059	29,369	8,660	33,430
Income tax expense	3,168	13,909	3,794	15,575
Net income	3,891	15,460	4,866	17,855
Other comprehensive income:
Foreign currency translation adjustment	2,828	119	1,970	(702)
Comprehensive income	$6,719	$15,579	$6,836	$17,153

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended July 4, 2009.

Reconciliation of Non-GAAP Financial Measures

This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented a financial measure called Adjusted EBITDA on an actual basis for the fiscal quarter ended July 4, 2009. Accordingly, our presentation of Adjusted EBITDA provides investors with information about the calculation of some of the financial covenants that are contained in our senior secured credit facility. Non-compliance with these financial covenants could result in a default, acceleration in the repayment of amounts outstanding under our senior secured credit facility and a termination of the lending commitments under our senior secured credit facility. Any acceleration in the repayment of amounts outstanding under our senior secured credit facility would result in a default under the indenture governing our outstanding senior subordinated notes. While an event of default under our senior secured credit facility or the indenture governing the notes is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the fiscal quarter ended July 4, 2009 are set forth below (amounts in thousands):

Net income for the second quarter of 2009	$3,891

Interest expense, net	7,726
Provision for taxes based on income	3,168
Depreciation expense	4,040
Amortization expense	3,351
EBITDA for the second quarter of 2009	$22,176
Non-cash compensation charges	927
Other allowable adjustments under the Company's senior secured credit facility (1)	942
Adjusted EBITDA prior to Equity cure	$24,045
Equity cure (2)	12,858
Adjusted EBITDA reported pursuant to the Company's senior secured credit facility for the second quarter of 2009	$36,903
____________________
(1)

Represents actual expenses permitted to be excluded from EBITDA pursuant to the Company's senior secured credit facility. Such amount represents (i) expenses paid in connection with employee recruitment, relocation and severance (ii) expense reimbursements to our financial sponsors, (iii) non-recurring charges related to the issuance of capital stock or debt and (iv) unrealized (gains)/losses relating to hedging activities.

(2)

The senior secured credit facility provides for the cure amount to be considered a component of consolidated EBITDA for the purpose of measuring compliance with the financial covenants for the fiscal second quarter and the next three fiscal quarters on a trailing four quarter calculation basis.

We believe Adjusted EBITDA is an important supplemental measure of operating performance. It eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use this financial measure in the evaluation of issuers, many of which present some form of Adjusted EBITDA when reporting their results (although we note that some issuers may define Adjusted EBITDA differently than we define it herein). In addition, our management uses Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

Adjusted EBITDA should not be considered as an alternative to net income or operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, it (i) does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, working capital needs; (iii) does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on debt; (iv) excludes tax payments that represent a reduction in cash available; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that Adjusted EBITDA is useful for the reasons described above. To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=2383059. In addition, interested parties may listen directly to the call by dialing 1-800-510-0219 (within the United States and Canada) or 1-617-614-3451 (outside the United States and Canada). The pass code for the call is 39704252. A replay of the call will be available on August 18 through August 25, 2009 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 60186129.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803